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Genasense® Phase 3 Results in Malignant Melanoma Updated at ASCO

Extended Follow-up Confirms Significant Increases in Complete Response, Durable Response, Progression-Free Survival, and Near-Significant Improvement in Overall Survival;

Genta to File Marketing Authorization Application in Europe

BERKELEY HEIGHTS, NJ – May 16, 2005 – Genta Incorporated (NASDAQ: GNTA) announced long-term follow- up results from the Company’s Phase 3 trial of Genasense (oblimersen sodium) Injection in patients with advanced malignant melanoma. Earlier analyses showed that the addition of Genasense to chemotherapy yielded a statistically significant increase in overall response, complete response, and time-to-progression. Extended follow-up for a minimum of 24 months in all patients has revealed that patients treated with Genasense also achieved a significant increase in “durable” response (i.e., responses longer than 6 months duration) (P=0.02) and a near-significant trend toward increased overall survival (P=0.077). Lastly, the analyses showed that a blood test (LDH) could be used to identify patients who were likely to derive maximal benefit from Genasense treatment. The results were presented by Dr. John Kirkwood, Director of the Melanoma Program and Professor of Medicine at the University of Pittsburgh, on Saturday at the annual meeting of the American Society of Clinical Oncology (ASCO) in Orlando, FL. A summary of efficacy end-points from the trial appears in the table below.

End-Point	Genasense/DTIC vs. DTIC	P
Overall response	12.4% vs. 6.8%	0.007
Complete response	3% vs. 0.5%	0.02
Durable response	7% vs. 3%	0.02
Progression-free survival, median	2.4 vs. 1.6 mos.	0.0003
Overall survival, median	9.0 vs. 7.8 mos.	0.077
Overall survival: LDH =< 2 x normal, median	10.2 vs. 8.7 mos.	0.02

“This is the first randomized trial in metastatic melanoma that has ever shown significant superiority to dacarbazine across an array of clinical benefit end-points” noted Dr. Kirkwood. “These data suggest that the addition of Genasense to chemotherapy for metastatic melanoma offers the opportunity for durable benefits and prolonged survival in patients with this devastating disease.”

“We are very gratified that meticulous follow-up conducted by the Genta clinical team has yielded such important results for patients with melanoma”, said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “We are pleased to announce that the Company intends to prepare a Marketing Authorization Application (MAA) for the European Medicines Agency (EMEA), which will be based upon the extended follow-up in this trial. We have amended the current clinical protocol to enable 5 years of minimum follow-up on all patients, and we look forward to initiation of new clinical trials in patients with melanoma using Genasense combined with other active agents.”

To facilitate the MAA filing, last year Genta formed a European-based subsidiary, Genta Development, Limited, that is based in London. Mr. William Keane, Genta’s Senior Vice-President and Chief Financial Officer, was named Director of Genta Development, Limited, and Dr. Erard Gilles has been appointed General Manager. Dr. Gilles joins Genta after serving as Senior Director, Global Clinical Leader, Oncology Research and Development, at Johnson & Johnson PRD. Previously, he was Global Clinical Director, Oncology, at Aventis. He has also served in oncology research positions at Pharmacia and Roche in France. Prior to joining the pharmaceutical industry, Dr. Gilles was Assistant Professor in Oncology at the Institût Gustave Roussy, Villejuif, France.

In May 2004, a New Drug Application (NDA) based on 6- months of minimum follow- up data from this trial failed to receive an affirmative vote for approval by an advisory committee to the Food and Drug Administration. Genta subsequently withdrew that application, and the Company has not yet made a decision regarding re- filing the U.S. application.

Study Design, End-points, and Enrollment

Patients with Stage 4 metastatic melanoma or Stage 3 disease that was not surgically resectable were eligible for this trial. Patients were randomly assigned to receive dacarbazine (a standard chemotherapy drug) alone or in combination with Genasense. Prior to randomization, patients were stratified into 3 risk categories: performance status (ECOG 0 vs. 1 or 2); presence or absence of liver metastases; and non- visceral disease and normal LDH vs. visceral disease or elevated LDH. (LDH is a blood test that is commonly used as a surrogate marker of disease activity, and high levels are strongly correlated with poor prognosis in advanced melanoma.) The primary endpoint of the trial was to compare overall survival between the two treatment arms using an intent-to-treat (ITT) analysis. Secondary endpoints included comparative analyses of tumor response (including complete response, overall response [complete plus partial response], and durable response), progression- free survival (PFS), and safety. A total of 771 patients were enrolled. Stratification achieved good balance across the various risk factors. The median age of patients who enrolled in the trial was 60 years.

Overall Survival

ITT analysis of all patients showed that the addition of Genasense to dacarbazine improved median survival to 9.0 months, compared with 7.8 months for patients treated with dacarbazine alone. The hazard ratio (HR) was 0.87. The difference represented a strong trend that approached but did not reach statistical significance (P=0.077).

Due to the prospective specification of LDH as a component of stratification, the interaction of baseline LDH and treatment was also examined. Patients with normal LDH at baseline (defined as =< 1.1 times the upper limit of normal) had significant improvement in overall survival (hazard ratio = 0.80; P=0.02). Exploratory analyses were performed to examine the strength of this observation using increasing cutoffs of LDH. Patients with baseline LDH up to twice the upper limit of normal also showed a significant increase in survival (HR=0.82; P=0.02).

Overall, Complete, and Durable Responses

Using conservative RECIST criteria, the overall response rate (complete plus partial responses) was 12.4% for patients treated with Genasense plus dacarbazine compared with 6.8% for patients treated with chemotherapy alone (P=0.007). The complete response rates were 3% and 0.5%, respectively (P=0.02). The number of patients who achieved durable responses exceeding 6 months in duration was 7% and 3%, respectively (P=0.02). Due to limited follow-up, prior analysis had not revealed the difference in durable response.

Responses in this study were subjected to a new, independent, blinded review that demonstrated a high degree of concordance with earlier assessments that used investigator measurements and computer calculations of response according to RECIST criteria.

Progression-Free Survival

For the ITT population, patients treated with Genasense plus dacarbazine showed a significant increase in median progression-free survival to 2.4 months, compared with 1.6 months for patients treated with dacarbazine alone (HR=0.73; P=0.0003). The robust nature of the PFS finding was confirmed by multiple sensitivity analyses.

Safety

The addition of Genasense to dacarbazine was not associated with serious, previously unreported adverse reactions compared with the use of dacarbazine alone. Adverse events that were significantly greater in the Genasense treatment group included but were not limited to nausea, vomiting, neutropenia, thrombocytopenia, fever, and catheter-related complications. The number of treatment-emergent adverse events associated with a fatal outcome on the study or within 30 days from last treatment was equal between the two treatment arms. Additional safety information from this trial can be accessed:
http://www.fda.gov/ohrms/dockets/ac/04/briefing/4037B1_01_Genta-Genasense.htm

About Genasense

Genasense is the first oncology drug of its kind to directly target the biochemical pathway (known as apoptosis) whereby cancer cells are ultimately killed by chemotherapy. Genasense is believed to inhibit the production of Bcl-2, a protein that is highly expressed in malignant melanoma and is believed to be a fundamental cause of resistance to anticancer therapy. By inhibiting Bcl-2 Genasense may greatly improve the activity of anticancer therapy.

About Melanoma

Malignant melanoma is the most deadly form of skin cancer. The incidence of this disease is increasing by approximately 4% annually in the US. In the year 2000, almost 50,000 cases of malignant melanoma were diagnosed. Melanoma is the number one cause of cancer death in women aged 25 to 30. For more information on melanoma please visit:
http://www.nci.nih.gov/cancer_information/cancer_type/melanoma

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated